Exhibit 10.6

[Execution Version]

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of October 9, 2026 (this “Voting Agreement”), is entered into by and among the individuals and entities listed on Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”), and CID HoldCo, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, the Company has entered into a securities purchase agreement, dated as of September 25, 2026, with BladeRanger Ltd., a company organized under the laws of the State of Israel (“BladeRanger”), and Envoy Technologies, Inc., a Delaware corporation (“Envoy”), as amended by Amendment No. 1 to Securities Purchase Agreement, dated as of October 9, 2026, and pursuant to a Joinder Agreement dated as of October 9, 2026, Blink Charging Co., a Nevada corporation (“Blink”), became a party thereto on the terms set forth therein (as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, and together with the Joinder Agreement, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the Company will acquire 100% of the issued and outstanding shares of stock of Envoy;

WHEREAS, pursuant to the Purchase Agreement, the Company will issue to BladeRanger 8,433,123 shares of Series C Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), and 233,543 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and Blink will convert the Envoy Convertible Note into 2,166,667 shares of Common Stock;

WHEREAS, as of the date hereof, each Stockholder owns the number of shares of Common Stock set forth after its name on Exhibit A (all such shares, together with all shares of Common Stock hereinafter acquired by each Stockholder, the “Shares”); and

WHEREAS, in order to induce BladeRanger and Blink to consummate the transactions contemplated therein, each Stockholder is executing and delivering this Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreements.

During the period commencing on the date hereof and ending on the earlier to occur of (a) receipt of Stockholder Approval, and (b) such date and time as the Purchase Agreement shall be terminated in accordance with its terms (whichever is earlier, the “Expiration Time”), each Stockholder, in its capacity as a stockholder of the Company, agrees that, at the stockholders meeting called by the Company to obtain the Stockholder Approval (the “Stockholders Meeting”) and any subsequently postponed, rescheduled or subsequent meeting to approve the proposals therein, if applicable, and/or in connection with any written consent of the Company’s stockholders related to the Stockholder Approval (all meetings or consents related to the Purchase Agreement, collectively referred to herein as the “Meeting”), such Stockholder shall:

(a)	when the Meeting is held, appear in person or by proxy at the Meeting or otherwise cause its Shares to be counted as present for the purpose of establishing a quorum;

(b)	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Shares in favor of the proposals for the Stockholder Approval, including without limitation:

(i)	the conversion of the Series C Preferred Stock into shares of Common Stock,

(ii)	the conversion of the H Capital Convertible Note (as defined in the Purchase Agreement),

(iii)	any issuances under the standby equity purchase agreement contemplated by the Purchase Agreement requiring Stockholder Approval under applicable Nasdaq rules,

(iv)	the change of control and other stockholder approvals required under Nasdaq Listing Rules 5635(a), (b), and (d), and

(v)	any reverse stock split necessary to achieve a $4.00 initial listing bid price,

in each case, subject to and in accordance with the terms of the Purchase Agreement (as may be amended or restated from time to time); and

Certain information indicated by [***] has been excluded from this Exhibit 10.6 because it is not material.

(c)	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Shares against any other action that would reasonably be expected to:

(i)	impede, interfere with, frustrate, delay, or postpone the Stockholder Approval,

(ii)	result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Purchase Agreement or

(iii)	result in a material breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Voting Agreement.

(d)	Irrevocable Proxy. Each Stockholder hereby irrevocably appoints BladeRanger and any designee of BladeRanger, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or cause to be voted (including by proxy or written consent) all of such Stockholder’s Shares in accordance with Section 1(b) and Section 1(c) hereof if, and only if, such Stockholder fails to vote or cause to be voted its Shares in accordance with its obligations under this Section 1. Each Stockholder hereby affirms that the foregoing proxy is coupled with an interest and is irrevocable until the Expiration Time, and is granted in consideration of BladeRanger entering into the Purchase Agreement. Each Stockholder hereby revokes any and all prior proxies or powers of attorney granted with respect to the Shares that would conflict with the foregoing proxy and agrees not to grant any subsequent proxy or enter into any voting agreement with respect to the Shares that is inconsistent with the foregoing proxy. The proxy granted pursuant to this Section 1(d) shall automatically terminate at the Expiration Time.

2. Restrictions on Transfer.

Unless this Voting Agreement is terminated in accordance with the provisions hereof, each Stockholder agrees that it shall not sell, assign or otherwise transfer any of its Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Voting Agreement in a form reasonably acceptable to BladeRanger. The Company shall not register any sale, assignment or transfer of any Shares on the Company’s stock ledger (book entry or otherwise) that is not in compliance with this Section 2.

3. No Inconsistent Agreements.

Each Stockholder agrees not to take any action that would have the effect of making any representation or warranty of such Stockholder contained herein untrue or incorrect or delaying, preventing or disabling the Stockholder from performing any of his or her obligations under this Voting Agreement in accordance with its terms.

4. Waiver.

Each Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Purchase Agreement.

5. Consent to Disclosure.

Each Stockholder hereby consents to the publication and disclosure in the proxy statement contemplated by the Purchase Agreement (and, as and to the extent otherwise required by applicable securities laws or the Commission or any other securities authorities, any other documents or communications provided by BladeRanger or the Company to any governmental authority) of such Stockholder’s identity and beneficial ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Voting Agreement and, if deemed appropriate by BladeRanger or the Company, a copy of this Voting Agreement. Each Stockholder will promptly provide any information reasonably requested by BladeRanger or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Purchase Agreement (including filings with the Commission).

6. Stockholder Representations.

Each Stockholder represents and warrants to BladeRanger and the Company, as of the date hereof, that:

(a)	if such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute and deliver this Voting Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Voting Agreement by such Stockholder have been duly authorized by all necessary action on behalf of such Stockholder and no other proceedings or actions on the part of such Stockholder are necessary therefor;

(b)	this Voting Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (i) the effect of any applicable law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar law relating to or affecting generally the enforcement of creditors’ rights and remedies and (ii) the effect of general principles of equity, whether such enforceability is considered in a proceeding in equity or at law (the foregoing exceptions in clauses (i) and (ii), the “Enforceability Exceptions”);

(c)	neither the execution and delivery of this Voting Agreement nor the performance by such Stockholder of its obligations hereunder will (i) result in a violation or breach of or conflict with any agreements, contracts or instruments to which such Stockholder is a party or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets, except in either case as would not reasonably be expected to impair or adversely affect such Stockholder’s ability to perform its obligations hereunder. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority is required on the part of such Stockholder in connection with the execution and delivery of this Voting Agreement;

(d)	there is no Proceeding pending against, or, to the knowledge of such Stockholder, threatened against, such Stockholder or any of such Stockholder’s properties or assets that would reasonably be expected to impair or adversely affect the ability of such Stockholder to perform its obligations hereunder;

(e)	such Stockholder has good title to all of the Shares set forth after such Stockholder’s name on Exhibit A, free and clear of all Liens (other than Permitted Liens and as created by this Voting Agreement), and such Stockholder has sole voting power (including the right to control such vote as contemplated herein) with respect to such Shares, and none of such Shares is subject to any voting trust, proxy, voting agreement or other agreement with respect to the right to vote, call meetings of stockholders or give consents or approvals of any kind;

(f)	the Shares listed on Exhibit A opposite the name of such Stockholder are the only shares of capital stock of the Company owned of record or beneficially owned by such Stockholder, and such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Shares, except as contemplated by this Voting Agreement, and such Stockholder has not entered into any voting trust or agreement concerning any of such Shares that is inconsistent with such Stockholder’s obligations pursuant to this Voting Agreement; and

(g)	neither the Company, BladeRanger nor any of their respective affiliates has made any representation or warranty to such Stockholder, whether express or implied, of any kind or character except as expressly set forth in this Section 6.

7. Termination.

This Voting Agreement and all of its provisions shall automatically terminate, without any further action of any of the parties, and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of the Stockholders, BladeRanger and the Company. Upon such termination of this Voting Agreement, all obligations of the parties under this Voting Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that no such termination shall relieve any party from liability for any breach of this Voting Agreement occurring prior to such termination. This Section 7 shall survive the termination of this Voting Agreement.

8. Entire Agreement; Amendment.

This Voting Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Voting Agreement cannot be amended, except by a writing signed by each of (i) the Company and (ii) Stockholders holding at least a majority of the Shares, and cannot be terminated or otherwise modified except by a writing signed by the Company, and the Stockholders holding at least a majority of the Shares and BladeRanger. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, provided that no waiver of any obligation of a Stockholder hereunder that benefits BladeRanger shall be effective without the prior written consent of BladeRanger, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

9. Assignment.

No party hereto may, except as set forth herein, assign either this Voting Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Voting Agreement shall be binding on each Stockholder and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

10. Counterparts.

This Voting Agreement may be executed in any number of original, electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Voting Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures (each of which may be an electronic signature, including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or comparable law, e.g., www.docusign.com) of all other parties.

11. Severability.

This Voting Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Voting Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Voting Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12. Governing Law; Waiver of Jury Trial.

This Voting Agreement and all claims and causes of action arising out of, based upon, or related to this Voting Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Any action arising out of or relating to this Voting Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery declines to accept jurisdiction, any state court or federal court sitting in the State of Delaware), and each party irrevocably consents to the jurisdiction of such courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT.

13. Notice.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Voting Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 6.3 of the Purchase Agreement to the applicable party, with respect to the Company, at the address set forth on its counterpart signature page to the Purchase Agreement, and, with respect to each Stockholder, at its address set forth on Exhibit A.

14. Adjustment for Stock Split.

If, and as often as, there are any changes in the Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Voting Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to each Stockholder and the Company and the Shares as so changed.

15. Further Actions.

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

16. Specific Performance.

The parties hereto and BladeRanger, as an express third-party beneficiary hereof, agree that irreparable damage would occur if any provision of this Voting Agreement were not performed in accordance with the terms hereof, and accordingly, each party shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement or to enforce specifically the performance of the terms and provisions hereof without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Voting Agreement. Each of the parties and each Stockholder with respect to any enforcement action brought by BladeRanger further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement to post security or a bond as prerequisite to obtaining equitable relief.

17. Third-Party Beneficiary.

Notwithstanding anything to the contrary contained herein, BladeRanger is an express and intended third-party beneficiary of this Voting Agreement and shall be entitled to directly enforce against each Stockholder and the Company all covenants, agreements and obligations hereunder that are for the benefit of BladeRanger, including the obligations set forth in Sections 1, 2, 3, 5, 8, 16 and 17, and shall be entitled to exercise directly all rights and remedies available with respect thereto.

18. Representation.

Each of the parties to this Voting Agreement acknowledges that it has read and understands the meaning of this Voting Agreement and been represented in connection with the signing of this Voting Agreement by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this Voting Agreement with legal counsel or voluntarily elected not to consult with legal counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, each Stockholder and the Company have each caused this Voting Agreement to be duly executed as of the date first written above.

STOCKHOLDER:

Name:

COMPANY:

CID HOLDCO, INC.

By:
	Name:	Charles Maddox
	Title	Chief Financial Officer

Exhibit A

Stockholders

Stockholder	Number of Shares	Address for Notice
Phyllis W. Newhouse	40,931	[* * *	]
ShoulderUp 2021 Trust	62,047	[* * *	]
Edmund S. Nabrotzky	142,864	[* * *	]
Total:	245,842

Certain information indicated by [***] has been excluded from this Exhibit 10.6 because it is not material.